Exhibit 99.1

             Rayovac Announces Second Quarter Fiscal 2004 Results

                   Increases Fiscal 2004 Earnings Guidance

    MADISON, Wis., April 22 /PRNewswire-FirstCall/ -- Rayovac Corporation (NYSE: ROV) announced fiscal 2004 second quarter diluted earnings per share of eight cents and pro forma diluted earnings per share of 19 cents, exceeding First Call consensus estimates by three cents. These results compare to diluted earnings per share of one cent and pro forma diluted earnings per share of 14 cents for the comparable prior year period. (Pro forma diluted EPS excludes the impact of certain items described in further detail in this release and in the attached Table 3, "Reconciliation of GAAP to Pro Forma Financial Data.")
    "Rayovac's second quarter results complete a strong first half fiscal 2004 performance, positioning us for another successful year," said Dave Jones, Rayovac chairman and CEO. "Our transformation to a larger global consumer products company with a portfolio of world-class brands continued at an accelerated pace during the quarter. Our on-going successful integration of Remington, our recently completed acquisition of an 85% equity stake in Ningbo Baowang Battery Company in China and our announced intent to purchase Microlite S.A. in Brazil are all positive signs of Rayovac's future direction. We are encouraged by the strength of our global business fundamentals, and believe we have the right strategies in place for continued growth."
    Financial results for the second quarter and the six months ended March 28, 2004 include Remington Products Company LLC, which was acquired on September 30, 2003. All comparisons to fiscal 2003 exclude Remington in the prior year. Net sales information for Remington excludes sales from Remington retail service centers. Remington service center results are presented as discontinued operations in the statements of condensed consolidated operations for all periods presented.

    Second Quarter Results
    Second quarter net sales were $278.0 million, compared to $202.3 million for the same period last year. Net sales increases were realized in all three geographic regions, the result of the Remington acquisition, improved total battery sales and favorable foreign exchange rates. Favorable foreign exchange rates contributed approximately $13.4 million to the increase. Operating income increased to $22.5 million, compared with $8.8 million for the same period last year, benefiting from the Remington acquisition and increased profitability in all three geographic regions. The current quarter's results include $3.8 million in net restructuring and related costs associated with the Remington integration and the completion of last year's global initiatives. Fiscal 2003 second quarter results included $5.2 million in restructuring and related costs associated with the acquisition of VARTA and North American initiatives.
    Pro forma operating income was $26.3 million, an increase of $10.7 million from the $15.6 million reported last year. The increase was attributed to profitability improvement in all three geographic regions, the result of improved sales and the Remington acquisition.
    Interest expense for the quarter increased to $16.1 million from $9.5 million last year, the result of higher debt levels attributable to the Remington acquisition.
    Net income for the second quarter was $2.6 million, compared with net income of $300,000 in the prior year. Pro forma net income was $6.7 million, as compared with last year's $4.5 million. Diluted earnings per share were eight cents compared to one cent last year. Pro forma diluted earnings per share were 19 cents, a 36 percent improvement compared to pro forma diluted earnings per share of 14 cents in the prior year. See attached Table 3, "Reconciliation of GAAP to Pro Forma Financial Data," for a complete reconciliation of operating income and net income on a GAAP basis to pro forma operating income and pro forma net income for the second quarter and the comparable period last year.
    North American net sales were $114.5 million, up from the $78.7 million reported last year. The increase was in large part due to the Remington acquisition, which contributed net sales of $34.6 million. General battery sales increased 4.1 percent, with strong growth in rechargeable and heavy duty batteries somewhat offset by a slight decline in alkaline battery sales. Alkaline sales were negatively impacted by lower sales to the U.S. Government compared to last year when sales spiked during the orange terror alert. North American profitability improved to $19.7 million, up from the $11.0 million reported last year, largely due to the benefits of the Remington acquisition and to the favorable impact of last year's restructuring and cost improvement initiatives.
    European net sales were $132.7 million, up from $97.9 million last year. The Remington acquisition contributed $22.2 million in net sales. Favorable foreign exchange rates accounted for the majority of the remaining revenue growth for the quarter. Segment profitability for the quarter was $20.3 million, compared with $9.6 million last year, largely due to the benefits of the Remington acquisition, as well as to the benefit of integration initiatives implemented in 2003.
    In Latin America, net sales increased to $30.8 million from $25.7 million in the same period last year, a 20 percent improvement. Sales growth occurred in most countries in the region, particularly in the Andean region and in Mexico, despite unfavorable foreign exchange rates and continued political instability in some countries. Latin American profitability of $3.7 million was an improvement of $1.4 million over prior year results, primarily a result of increased sales.
    Corporate expenses increased to $17.4 million, up from $8.9 million for the prior year period. The increase was primarily due to the Remington acquisition, including Remington research and development costs, as well as one-time legal costs and increased incentive compensation expense accruals.

    Six-Month Results
    Net sales for the six months ended March 28, 2004 were $732.0 million, compared with $462.5 million for the prior year. Operating income was $72.2 million, compared with $19.3 million reported last year. In the first half of fiscal 2004, operating income included $4.9 million in restructuring and related costs associated with the integration of the Remington business. For the comparable period in fiscal 2003, results included $20.5 million in restructuring and other related costs, reflecting the impact of the VARTA consumer battery business integration and other global initiatives.
    Pro forma operating income was $77.1 million versus $41.4 million last year. The increase was primarily attributable to improved sales in all three geographic regions, due to the Remington acquisition, improved general battery and hearing aid battery sales and the benefit of restructuring initiatives implemented in 2003.
    Interest expense rose to $33.4 million from $19.6 million last year, the result of higher debt levels associated with the Remington acquisition.
    Net income for the six-month period was $24.8 million compared with a net loss of $300,000 in the prior year. Pro forma net income was $28.2 million versus $15.3 million reported last year. Diluted earnings per share for the six-month period were 74 cents compared to a loss of one cent last year. Pro forma diluted earnings per share for the fiscal 2004 six-month period were 84 cents compared to pro forma diluted earnings per share of 47 cents for the same period last year, a 79 percent improvement. See attached Table 3, "Reconciliation of GAAP to Pro Forma Financial Data," for the reconciliation of operating income and net income on a GAAP basis to pro forma operating income and pro forma net income for the six-month period and the comparable period last year.
    North American net sales were $348.3 million, compared with $185.7 million reported last year. The increase was due to the impact of the Remington acquisition, which contributed sales of $147.1 million, and to strong sales growth in alkaline batteries, up 14.2 percent, and rechargeables, which grew by 28 percent. North American segment profitability was $53.6 million, an increase from $30.7 million reported last year. The profitability improvement primarily reflects the inclusion of results from the Remington acquisition, increased sales and the favorable impact of last year's restructuring and cost improvement initiatives.
    European net sales were $316.6 million, up from $216.6 million last year. The Remington acquisition contributed $70.8 million in net sales and higher general battery sales, positively impacted by favorable exchange rates, accounted for the majority of the remaining revenue growth. Segment profitability increased to $53.1 million, largely due to the benefits of the Remington acquisition and the favorable impact of the VARTA integration initiatives completed in fiscal 2003.
    In Latin America, net sales increased to $67.1 million from $60.2 million in the prior year period. Sales growth occurred throughout the region, with particularly strong contributions from Mexico and the Andean region. Latin American segment profitability was $6.1 million compared to $5.8 million last year. This improvement was the result of improved sales somewhat offset by higher advertising and selling expenses.
    Corporate expenses increased to $35.7 million, up from $22.4 million for the same period last year. The increase was primarily due to the Remington acquisition, including Remington research and development costs, as well as one-time legal costs and increased incentive compensation expense accruals.
    Total debt as of March 28, 2004 was $791.6 million, a $151.8 million reduction since September 30, 2003. Included in the debt reduction is the retirement of the remaining $56.0 million of outstanding Remington notes and a $105.0 million reduction in the senior credit facilities. The unfavorable currency exchange rate impact on debt for the six months was $9.2 million.

    Acquisition of Ningbo Baowang Battery Company
    On March 31, 2004, the Company completed its acquisition of 85 percent of the equity interest in Ningbo Baowang Battery Company of Ninghai, China. The financial results of the Ningbo acquisition will be reported as part of Rayovac's consolidated results beginning in the fiscal third quarter of 2004. Rayovac estimates the acquisition will have minimal impact on earnings in fiscal 2004 and is expected to be accretive thereafter.

    Announced Acquisition of Microlite, S.A.
    On February 25, 2004, Rayovac entered into a definitive agreement to acquire 100 percent of the shares of Microlite, S.A., the largest independent consumer battery company in Brazil. The all-cash transaction, subject to various closing conditions, is expected to close within the next 30-60 days.

    Restructuring Initiatives
    On January 13, 2004 the Company announced plans to integrate Remington's operations. To date the integration plans are proceeding as planned. Remington's North America operations have been absorbed into Rayovac's existing business structure as of the beginning of the fiscal 2004 third quarter. Remington's European operations are anticipated to be absorbed into
Rayovac's European business unit by the end of the third quarter.   Also
underway is the consolidation of Remington's and Rayovac's North America distribution facilities. This phase of the integration is proceeding as planned and is expected to be complete by the end of the third quarter.
    Rayovac and Remington research and development functions are currently being merged into a single corporate research facility in Madison, WI. In addition, a new global product innovation team has been organized and is functioning to develop future product innovations across all of the Company's product categories. The Remington manufacturing operations in Bridgeport, CT, will be consolidated into Rayovac's manufacturing facility in Portage, WI, beginning this fall, with the Bridgeport plant closing by calendar year end.
    Annualized savings from the Remington integration initiatives are estimated in the $30-$35 million range when fully implemented. Restructuring and related costs of $10-$12 million are expected to impact earnings during fiscal 2004 with one time cash costs of approximately $35 million, the majority of which will be spent in calendar 2004.

    Remington Service Centers
    The Company has reflected Remington's United States and United Kingdom retail service centers as discontinued operations. These service centers will be closed during fiscal 2004 as part of the Remington integration initiatives. This initiative has been completed in the U.S.; the U.K. service centers will close in the fiscal third quarter.

    Fiscal Year 2004 Outlook
    Management expects that financial results for its fiscal year ending September 30, 2004 will be stronger than previously anticipated, based on current business condition assumptions. Current Company expectations are pro forma diluted earnings per share of between $1.75 and $1.80 for the year versus a previous estimate of between $1.70 and $1.75. The Company now expects net sales in the range of $1.35 billion to $1.4 billion in fiscal 2004. Pro forma diluted EPS excludes the impact of certain items described in further detail in this release and in the attached Table 5, "Reconciliation of GAAP EPS Guidance to Pro Forma EPS Guidance".

    Non-GAAP Measurements
    To assist investors in the reconciliation of GAAP financial reporting to pro forma results, which present operating results on a basis excluding restructuring items, the Company provides information on its website detailing all the items that historically reconcile its GAAP versus pro forma financial statements. The information can be found at www.rayovac.com under About Rayovac/Investor Resources. A reconciliation of GAAP to pro forma results is also included as Table 3 of this press release.
    Management, and certain investors, use these pro forma results of operations to help measure the company's current and future financial performance and to identify trends in its financial condition and results of operations. We believe these pro forma results provide useful supplemental information to assist investors in analyzing the company's financial position and results of operations. However, pro forma results do not replace the presentation of the Company's GAAP financial results and should be read in conjunction with those GAAP results. The Company has chosen to provide this information to investors to enable them to perform meaningful comparisons of past, present and future operating results and as a means to identify the results of on-going core operations.

    Rayovac Corporation is a global consumer products company with a diverse portfolio of world-class brands, including Rayovac, VARTA and Remington. The Company holds many leading market positions including: the world's leader in hearing aid batteries; the top selling rechargeable battery brand in North America and Europe; and the number one selling brand of men's and women's foil electric razors in North America. Rayovac markets its products in more than 100 countries and trades on the New York Stock Exchange under the symbol "ROV".

    Certain matters discussed in this news release, with the exception of historical matters, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks, uncertainties and other factors that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially from these statements as a result of (1) changes in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (2) changes in consumer demand for the various types of products offered by Rayovac, (3) changes in the general economic conditions where we do business, such as stock market prices, interest rates, currency exchange rates, inflation and raw material costs, (4) our ability to successfully implement - more-manufacturing, distribution and other cost efficiencies and integrate our recent acquisitions, (5) various other factors, including those discussed herein and those set forth in Rayovac's most recently filed Form 10-Q and Annual Report on Form 10-K.

     Attached

     Table 1 -- Condensed Consolidated Operations

     Table 2 -- Supplemental Financial Data

     Table 3 -- Reconciliation of GAAP to Pro Forma Financial Data

     Table 4 -- Pro Forma Net Sales Comparison

     Table 5 -- Reconciliation of GAAP EPS Guidance to Pro Forma EPS Guidance


                                   Table 1

                             RAYOVAC CORPORATION
               Condensed Consolidated Statements of Operations
 For the three and six month periods ended March 28, 2004 and March 30, 2003
                                 (Unaudited)
                   (In millions, except per share amounts)

                                THREE MONTHS               SIX MONTHS
                         F2004   F2003   INC(DEC)%  F2004   F2003   INC(DEC)%

    Net sales           $278.0  $202.3     37.4%   $732.0   $462.5      58.3%
    Cost of goods sold   156.3   121.1              417.2    278.0
    Restructuring and
     related charges      (1.1)    1.6               (1.1)    11.3
      Gross profit       122.8    79.6     54.3%    315.9    173.2      82.4%

    Selling               57.4    43.9              158.9     95.5
    General and
     administrative       33.1    19.3               69.6     41.1
    Research and
     development           4.9     4.0                9.2      8.1
    Restructuring and
     related charges       4.9     3.6                6.0      9.2

    Total operating
     expenses            100.3    70.8              243.7    153.9

      Operating income    22.5     8.8    155.7%     72.2     19.3     274.1%

    Interest expense      16.1     9.5               33.4     19.6
    Non-operating expense   --      --                 --      3.1(a)
    Other income, net     (0.5)   (1.2)              (1.7)    (2.9)
      Income (loss) from
       continuing
       operations before
       income taxes        6.9     0.5               40.5     (0.5)

    Income tax expense
     (benefit)             2.6     0.2               15.4     (0.2)

       Income (loss) from
        continuing
       operations          4.3     0.3               25.1     (0.3)

    Loss from
     discontinued
     operations,
     net of tax           (1.7)(b)  --               (0.3)(b)   --

      Net income (loss)   $2.6    $0.3              $24.8    $(0.3)

    Average shares
     outstanding          33.1    31.8               32.6     31.8

    Income (loss) from
     continuing
     operations          $0.13  $ 0.01              $0.77   $(0.01)

    Discontinued
     operations          (0.05)     --              (0.01)      --
    Basic earnings
     (loss) per share    $0.08  $ 0.01              $0.76   $(0.01)


    Average shares and
     common stock
     equivalents
     outstanding          34.5    32.5               33.7     31.8

    Income (loss) from
     continuing
     operations          $0.12  $ 0.01              $0.74   $(0.01)

    Discontinued
     operations          (0.04)     --                 --       --
    Diluted earnings
     (loss) per share    $0.08  $ 0.01              $0.74   $(0.01)

    (a) The six-month period ending March 30, 2003 reflects the write-off of unamortized debt issuance costs of $3.1 million attributable to the refinancing of the Company's credit facility as part of the VARTA acquisition.

    (b) The three- and six-month periods ending March 28, 2004 reflect the after-tax net income of the Remington retail service centers, which the Company is treating as a discontinued operation at the end of the period.


                                   Table 2

                             RAYOVAC CORPORATION
                         Supplemental Financial Data
 For the three and six month periods ended March 28, 2004 and March 30, 2003
                                 (Unaudited)
                   (In millions, except per share amounts)


    Supplemental Balance Sheet Data                    F2004          F2003

    Cash                                               $34.3          $14.7

    Trade receivables, net                            $221.9         $158.1
    Days Sales Outstanding (a)                            73             71

    Inventory, net                                    $196.1         $145.8
    Inventory Turnover (b)                               3.2            3.3

    Total Debt                                        $791.6         $477.8


    Supplemental Cash Flow Data        THREE MONTHS        SIX MONTHS
                                     F2004    F2003     F2004    F2003
    Depreciation and amortization,
     excluding amortization of debt
     issuance costs                   8.6      8.2       17.1     16.5

    Capital expenditures              6.7      7.7        9.9     10.8


    Business Segment Sales & Profitability


    Net Sales
    Europe/ROW              $132.7        $97.9       $316.6       $216.6
    North America            114.5         78.7        348.3        185.7
    Latin America             30.8         25.7         67.1         60.2
    Total net sales         $278.0       $202.3       $732.0       $462.5


    Segment Profit
      Europe/ROW             $20.3         $ 9.6         $53.1         $25.7
      North America           19.7          11.0          53.6          30.7
      Latin America            3.7           2.3           6.1           5.8
        Total segment profit  43.7          22.9         112.8          62.2



    Corporate                 17.4          8.9         35.7         22.4
    Restructuring and related
     charges                   3.8          5.2          4.9         20.5
    Interest expense          16.1          9.5         33.4         19.6
    Non-operating expense       --           --           --          3.1
    Other (income), net       (0.5)        (1.2)        (1.7)        (2.9)

    Income (loss) from
     continuing operations
      before income taxes     $6.9         $ 0.5       $40.5        $(0.5)

    (a) Reflects trade receivables, net divided by average daily sales during the quarter.

    (b) Reflects cost of sales (excluding restructuring and related charges) divided by net inventories multiplied by four.


                                   Table 3

                             RAYOVAC CORPORATION
              Reconciliation of GAAP to Pro Forma Financial Data
     For the three month periods ended March 28, 2004 and March 30, 2003
                                 (Unaudited)
                   (In millions, except per share amounts)

                                     THREE MONTHS ENDED
                    March 28, 2004                   March 30, 2003
                                      Pro                               Pro
                As        Non-       Forma        As        Non-       Forma
             reported  recurring  (Excluding   reported  recurring  (Excluding
                                     Non-                              Non-
                                   Recurring)                       Recurring)

    Net
     sales(a)  $278.0     $--       $278.0      $202.3      $1.6      $203.9
    Gross
     profit
     (a)(b)     122.8    (1.1)       121.7        79.6       3.2        82.8
      Gross
       profit
       % of
       sales     44.2%               43.8%        39.3%                 40.6%

    Operating
     expenses
     (b)        100.3     4.9        95.4         70.8       3.6        67.2
    Operating
     income      22.5     3.8        26.3          8.8       6.8        15.6
      Operating
       income
       % of
       sales      8.1%                9.5%         4.3%                  7.7%

    Income from
     continuing
     operations
     before
     income
     taxes(c)     6.9     3.8         10.7         0.5       6.8         7.3
    Income from
     continuing
     operations   4.3     2.4          6.7         0.3       4.2         4.5

    Loss from
     discontinued
     operations,
     net of tax
     (d)         (1.7)    1.7           --          --        --          --

      Net
       income     2.6     4.1          6.7         0.3       4.2         4.5

    Basic
     earnings
     per
     share      $0.08   $0.12        $0.20       $0.01     $0.13       $0.14

    Diluted
     earnings
     per
     share      $0.08   $0.11        $0.19       $0.01     $0.13       $0.14

    (a) For Fiscal 2003, reflects the impact of North America retailer repricing programs associated with the Company's new alkaline pricing program announced in the second quarter of Fiscal 2003.

   (b) For Fiscal 2004, reflects the completion of last year's global restructuring initiatives and the impact of initiatives related to the integration of Remington business.

    For Fiscal 2003, reflects the impact of initiatives related to the integration of the VARTA consumer battery business and other global restructuring initiatives, including the closure of the Company's Mexico City, Mexico plant and consolidation of the Madison, Wisconsin packaging facility and Middleton, Wisconsin distribution center into a combined facility in Dixon, Illinois. Details may be found in reports filed on Form 10-Q for the period ending March 30, 2003.

    (c) For Fiscal 2003, includes the non-recurring items discussed in footnotes (a) and (b) and the write-off of unamortized debt issuance costs of approximately $3.1 million attributable to the refinancing of the Company's credit facility as part of the VARTA acquisition.

    (d) For Fiscal 2004, reflects the after-tax net income of the Remington retail service centers, which the Company is treating as a discontinued operation at the end of the period.


                              Table 3 Continued

                             RAYOVAC CORPORATION
              Reconciliation of GAAP to Pro Forma Financial Data
      For the six month periods ended March 28, 2004 and March 30, 2003
                                 (Unaudited)
                   (In millions, except per share amounts)

                                     SIX MONTHS ENDED
                     March 28, 2004                   March 30, 2003
                                      Pro                               Pro
                As        Non-       Forma        As        Non-       Forma
             reported  recurring  (Excluding   reported  recurring  (Excluding
                                     Non-                              Non-
                                   Recurring)                       Recurring)

    Net
     sales(a)  $732.0     $--       $732.0      $462.5      $1.6      $464.1
    Gross
     profit(b)  315.9   (1.1)        314.8       173.2      12.9       186.1
      Gross
       profit
       % of
       sales     43.2%                43.0%       37.4%                 40.1%

    Operating
     expenses
     (b)        243.7    6.0         237.7       153.9       9.2       144.7
    Operating
     income      72.2    4.9          77.1        19.3      22.1        41.4
      Operating
       income %
       of sales   9.9%                10.5%        4.2%                  8.9%

    Income
     (loss) from
     continuing
     operations
     before
     income
     taxes(c)    40.5    4.9          45.4        (0.5)     25.2        24.7
    Income
     (loss) from
     continuing
     operations  25.1    3.1          28.2        (0.3)     15.6        15.3

    Loss from
     discontinued
     operations,
     net of
     tax(d)      (0.3)   0.3            --          --        --          --


    Net income
     (loss)      24.8    3.4          28.2        (0.3)     15.6        15.3


    Basic (loss)
     earnings
     per share  $0.76  $0.11         $0.87      $(0.01)    $0.48       $0.47

    Diluted
     (loss)
     earnings
     per
     share(e)   $0.74  $0.10         $0.84      $(0.01)      n/a       $0.47

    (a) For Fiscal 2003, reflects the impact of North America retailer repricing programs associated with the Company's new alkaline pricing program announced in the second quarter of Fiscal 2003.

    (b) For Fiscal 2004, reflects the completion of last year's global restructuring initiatives and the impact of initiatives related to the integration of Remington business.

    For Fiscal 2003, reflects the impact of initiatives related to the integration of the VARTA consumer battery business and other global restructuring initiatives, including the closure of the Company's Mexico City, Mexico plant and consolidation of the Madison, Wisconsin packaging facility and Middleton, Wisconsin distribution center into a combined facility in Dixon, Illinois. Details may be found in reports filed on Form 10-Q for the period ending March 30, 2003.

    (c) For Fiscal 2003, Includes the non-recurring items discussed in footnotes (a) and (b) and the write-off of unamortized debt issuance costs of approximately $3.1 million attributable to the refinancing of the Company's credit facility as part of the VARTA acquisition.

    (d) For Fiscal 2004, reflects the after-tax net income of the Remington retail service centers, which the Company is treating as a discontinued operation at the end of the period.

    (e) For Fiscal 2003 pro forma diluted EPS, the effect of restricted stock and unexercised stock options outstanding for the six-month period ending March 30, 2003 was included, as the effect was dilutive. Total diluted shares outstanding, with this inclusion, was 32.5 million.


                                   Table 4

                             RAYOVAC CORPORATION
                        Pro Forma Net Sales Comparison
        For the three months ending March 28, 2004 and March 30, 2003
                                 (Unaudited)
                                (In millions)

                                     THREE MONTHS ENDED
                         Fiscal 2004                      Fiscal 2003

                                                   Rayovac               Pro-
                                     Total as        as                 Forma
                 Rayovac  Remington  Reported     Reported  Remington   Total

    Europe/ROW    $110.5    $22.2     $132.7       $97.9      $16.5    $114.4
    North America   79.9     34.6      114.5        78.7       24.6     103.3
    Latin America   30.8       --       30.8        25.7         --      25.7

    Total net
     sales        $221.2    $56.8     $278.0      $202.3      $41.1    $243.4


                        Pro Forma Net Sales Comparison
         For the six months ending March 28, 2004 and March 30, 2003
                                 (Unaudited)
                                (In millions)

                                        SIX MONTHS ENDED
                            Fiscal 2004                      Fiscal 2003

                                                   Rayovac               Pro-
                                     Total as        as                 Forma
                 Rayovac  Remington  Reported     Reported  Remington   Total

    Europe/ROW    $245.8    $70.8     $316.6      $216.6      $53.6    $270.2
    North America  201.2    147.1      348.3       185.7      133.5     319.2
    Latin America   67.1       --       67.1        60.2         --      60.2

    Total net
     sales        $514.1   $217.9     $732.0      $462.5     $187.1    $649.6

    Note: Excludes Remington service centers in all periods presented.


                                   Table 5

                             RAYOVAC CORPORATION
        Reconciliation of GAAP EPS Guidance to Pro Forma EPS Guidance
              Estimate for Fiscal Year Ended September 30, 2004

                                                  EPS Range

    Diluted Earnings Per Share                   $ 1.55-1.57

    Pro Forma Adjustments
    Restructuring Charges, Net of Tax              0.18-0.21

    Discontinued Operations, Net of Tax            0.02-0.02

    Pro Forma Diluted Earnings Per Share      $ 1.75 - $1.80

SOURCE  Rayovac Corporation
    -0-                             04/22/2004
    /CONTACT: Media, John Daggett, +1-608-275-4912, or Investors, Nancy O'Donnell, +1-404-992-9001, both of Rayovac Corporation/
    /Web site:  http://www.rayovac.com /
    (ROV)

CO:  Rayovac Corporation
ST:  Wisconsin
IN:  CHM
SU:  ERN ERP CCA